Exhibit 10.7

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS AGREEMENT, dated and effective this 1st day of September 2006, between SCBT Financial Corporation, which was formerly known as First National Corporation, a bank holding company organized and existing under the laws of the State of South Carolina (the “Company”), and Dane Murray (the “Employee”).

WHEREAS, Company and Employee wish to enter into this Agreement under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do mutually agree as follows:

1. Employment.The Company agrees to employ Employee, and Employee agrees to serve the Company, upon the terms and conditions set forth in this Agreement.

2. Term.The term of this employment hereunder shall commence immediately upon the date hereof and shall continue for a period of three year unless terminated earlier as provided herein (the “Term”); provided, however, that on each anniversary date of this Agreement, the Term shall be extended for one year (so that on each anniversary date the Term will be three years) unless at least sixty (60) days prior to any such anniversary date either party gives to the other notice in writing of non-renewal. If one of the parties provides notice in accordance with this Section 2 but the parties do not enter into a new Agreement prior to the expiration of the Term, the Employee’s employment shall become one of at-will.

3. Position and Responsibilities. During the period of employment hereunder, Employee shall serve as Executive Vice President of the Company and South Carolina Bank and Trust, N.A., a wholly-owned subsidiary of the Company (the “Bank”), or in such other office and authority as may be designated by the Board of Directors of the Company and South Carolina Bank and Trust, N.A. Employee shall have the duties, responsibilities, rights, power and authority that may be from time to time delegated or assigned to him by the Board of Directors of the Company and the Bank.

4. Duties. During the period of employment hereunder, Employee shall devote all of his business time, attention, skills and efforts to the business of the Company and the faithful performance of his duties and responsibilities hereunder. Employee shall be loyal to the Company and shall refrain from rendering any business services to any person or entity other than the Company and its affiliates without the prior written consent of the Company. Employee may, and is encouraged to participate in such civic, charitable, and community activities that do not substantially interfere with the performance of his duties under this Agreement. Employee

THIS AGREEMENT IS SUBJECT TO BINDING
ARBITRATION PURSUANT TO S. C. CODE §15-48-10 ET SEQ.,
AS AMENDED FROM TIME TO TIME

shall be permitted to make private investments so long as these investments do not materially and adversely affect his employment hereunder.

5. Compensation and Benefits. For all services rendered by Employee to the Company hereunder, the Company shall compensate Employee as follows:

(a) Base Salary. During the period of employment hereunder, the Company shall pay Employee an annual salary (as increased by the Company from time to time in its sole discretion, “Base Salary”) of $170,000.00 per year, subject to applicable federal and state income and social security tax withholding requirements. The Base Salary shall be payable in accordance with the Company’s customary payroll practices.

(b) Reimbursement of Expenses. The Company shall pay or reimburse Employee for all reasonable travel and other business related expenses incurred by him in performing his duties under this Agreement. Such expenses shall be appropriately documented and submitted to the Company in accordance with the Company’s policies and procedures as established from time to time.

(c) Vacation and Sick Leave. Employee shall be provided with vacation and sick leave in accordance with the Company’s policies and procedures for senior executives as established from time to time.

(d) Employee Benefit Plans. During the period of employment hereunder, Employee shall be entitled to participate in the employee benefit plans of the Company or its successors or assigns, as presently in effect or as they may be modified or added to from time to time, to the extent such benefit plans are provided to other similarly situated employees.

(e) Incentive Bonus Plans. During the period of employment hereunder, Employee shall be entitled to participate in the Company’s incentive-based bonus plans, applicable to his employment position, in accordance with both the terms and conditions of such plans and the Company’s policies and procedures as established and amended from time to time.

(f) Other Fringe Benefits. During the period of employment hereunder, the Company shall (i) provide Employee with the use of an automobile, (ii) reimburse Employee for the expense of his attendance at such meetings and conventions the Company requires him to attend, and (iii) pay on behalf of Employee dues required to maintain membership during his employment in a country club in Columbia, South Carolina to be determined by Company and Employee.

(g) Total Compensation. As used herein, the term Total Compensation shall refer to the aggregate total of: (i) the Employee’s Base Salary at the time the Employee’s employment terminates, (ii) the greater of the Employee’s annual bonus for the fiscal year immediately preceding the fiscal year in which Employee’s employment terminates or the average of the annual bonus for the prior five fiscal years preceding termination, and (iii) the amount the Company contributes towards Employee’s health and dental insurance on a monthly basis as of the time the Employee’s employment terminates.

6. Termination of Employment.

(a) Termination Upon Death, Disability or For Cause. The Company shall have the right to terminate Employee’s employment hereunder upon the death or Disability (as defined below) of Employee or for Cause (as defined below). If Employee’s employment is terminated due to death, Disability or for Cause, the Company shall have no further obligation to Employee under this Agreement. Termination for Disability or for Cause shall be effective immediately or upon such notice to Employee of such termination as may be determined by the Board of Directors. For the purpose of this Agreement:

(i) “Disability” means “disability” (as such term is defined under the Company’s disability insurance policy maintained for Bank executives from time to time) suffered by Employee for a continuous period of at least three months or any impairment of mind or body that is likely to result in a “disability” of Employee for more than six months during any twelve-month period.

(ii) “Cause” means: (A) the repeated failure of Employee to perform his responsibilities and duties hereunder; (B) the commission of an act by Employee constituting dishonesty or fraud against the Company or the Bank; (C) being charged with a felony; (D) habitual absenteeism; (E) Employee is determined to have been on the job while under the influence of alcohol, unauthorized or illegal drugs, prescription drugs that have not been prescribed for the Employee, or other substances that have the potential to impair the Employee’s judgment or performance; (F) the commission of an act by Employee involving gross negligence or moral turpitude that brings the Company or any of its affiliates into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Company or its affiliates; (G) bringing firearms or weapons into the workplace; (H) the Employee’s failure to comply with policies, standards, and regulations of Company; (I) the Employee’s engagement in conduct which is in material contravention of any federal, state or local law or ordinance other than a minor offense which does not reflect or impact upon the Employer or Bank; (J) the Employee’s engagement in conduct which is unbecoming to or inconsistent with the duties and responsibilities of a member of management of the Employer; or (K) the Employee engaging in sexual or other form of illegal harassment.

In the event of termination of Employee’s employment for death, Disability or Cause under this Section 6(a), Employee shall be entitled only to the Base Salary earned through the date of termination. In the case of the Employee’s death such payment shall be made to Employee’s estate unless the Employee has directed otherwise in a writing directed to the Company prior to his death.

(b) Termination Without Cause. The Company shall have the right to terminate Employee’s employment at any time and for any reason subject to the provisions of this Section 6(b). In the event that the Company shall terminate Employee’s employment for any reason other than as provided in Section 6(a), the Company shall as its sole obligation hereunder pay to Employee the Base Salary, subject to applicable federal and state income and social security tax withholding requirements and in accordance with the Company’s customary payroll practices, for the six month period immediately following termination. In addition, for a period of six months, the Company shall contribute towards Employee’s COBRA premium, i.e., pay the same monthly amount for family coverage as it would if he were an active employee, if Employee is covered under Company or Bank’s health welfare benefit plan prior to the cessation of his employment and elects to maintain coverage through COBRA. Employee shall be responsible for the remaining portion of the monthly COBRA premium during this period. If Employee fails to make his portion of the COBRA payment before the 10th of the month for which coverage is sought (i.e. January 10th for January coverage), Company’s obligation under this Section 6(b) to pay toward Employee’s monthly COBRA premium shall cease. If Employee elects to extend coverage under Company or Bank’s health welfare benefit plan after six months, Employee will be responsible for the payment of the entire applicable COBRA premium. If Employee becomes eligible to enroll in another employer-sponsored health welfare benefit plan prior to end of the six months, Company’s obligation under this Section 6(b) to pay toward Employee’s monthly COBRA premium shall cease. The Company’s obligations to make certain payments to or on behalf of the Employee under this Section 6(b) is expressly conditioned upon the Employee executing and returning to Company a settlement agreement that will include a full waiver and release of all claims, including potential claims known or unknown, against Company, Bank, their officers, directors, agents, employees, etc.

(c) Termination by Employee. Employee shall have the right at any time voluntarily to terminate his employment, upon 30 days written notice, in which event Employee shall be entitled only to the Base Salary through the date of termination.

7.	Change of Control.

(a) If

(i) a Change of Control (as defined below) occurs during the Term of this Agreement or any extension thereof; and

(ii) (A) Employee’s employment is terminated in anticipation of a Change in Control, or (B) Employee is employed by the Company or an affiliate thereof at the time such Change of Control occurs, and at anytime within one year after the Change in Control occurs

(1) the Employee is given notice of non-renewal of this Agreement pursuant to Section 2 hereof, or his employment is terminated by the Company or an affiliate or successor thereof for any reason other than for death, Disability or Cause, or

(2) Employee voluntarily terminates his employment during the Window Period, as hereinafter defined, for any reason other than death or Disability, or Employee terminates his employment for Good Reason, as hereinafter defined, the Company (or its successors) shall pay to Employee, or his beneficiary in the event of his subsequent death, subject to applicable federal and state income, social security and other employment tax withholding, an amount (the “Change in Control Payments”) equal to one times the Employee’s Total Compensation.

(b) The Change of Control Payment is in lieu of and not in addition to any payments provided for under Section 6 of this Agreement. Such amount shall be paid in equal monthly installments over the twelve-month period following termination, or at the option of Employee, shall be paid in a lump sum at the time of termination without any reduction for commutation to present value. The Company or its successor’s obligations to make certain payments to or on behalf of the Employee under this Section 7 is expressly conditioned upon the Employee executing and returning to Company or its successor a settlement agreement that will include a full waiver and release of all claims, including potential claims known or unknown, against Company, Bank, their officers, directors, agents, employees, etc.

(c) Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs after the date of this Agreement, and if Employee is entitled under any agreement or arrangement to receive compensation that would constitute a parachute payment (including, without limitation, the vesting of any rights) within the meaning of Code §280G (the “Parachute Payments”), the Change of Control Payment shall be reduced to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to Employee that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, not to exceed 2.99 times the Base Amount, all within the meaning of Code §280G.

(d) For purposes of this Section, “Window Period” shall mean the thirty-day period immediately following elapse of six months after the occurrence of any Change of Control (as defined below).

(e) For purposes of this Section, “Good Reason” shall mean, without Employee’s express written consent the occurrence of any of the following circumstances unless such circumstances are fully corrected within thirty days after Employee notifies the company in writing of the existence of such circumstances as hereinafter provided:

(i) the assignment to Employee of any duties, functions or responsibilities other than those contemplated by Section 3 hereof or materially inconsistent with the position with the Company that Employee held immediately prior to the assignment of such duties or responsibilities or the condition of Employee’s employment from those contemplated in Section 3 hereof;

(ii) a reduction by the Company in Employee’s total compensation as in effect on the date hereof or as it may be increased from time to time, except for across-the-board salary reductions similarly affecting all management personnel of the Company;

(iii) the relocation of the Company’s headquarters to a location more than fifty miles from its current location in Columbia, South Carolina, or the Company’s requiring Employee to be based anywhere other than the Company’s offices at such location, except for required travel on Company business;

(iv) the failure by the Company to pay Employee any portion of Employee’s compensation within the time guidelines established pursuant to standard Company policies, or any other material breach by the Company of any other material provision of this Agreement; or

(v) the giving of notice by the Company of non-renewal of this Agreement pursuant to Section 2 hereof.

Employee shall notify the Company in writing that he believes that one or more of the circumstances described above exists, and of his intention to terminate this Agreement for Good Reason as a result thereof, within sixty days of the time that he gains knowledge of such circumstances. Employee shall not deliver a notice of termination of this Agreement until thirty days after he delivers the notice described in the preceding sentence, and the Employee may do so only if the circumstances described in such notice have not been corrected in all material respects by the Company.

(f) For purposes of this Agreement, “Change of Control” means the occurrence of one of the following:

(i) any “person” (as that term is used in Sections 13(d)(1) of the Securities Exchange Act of 1934, as amended) becomes the owner (as determined pursuant to the provisions of Section 13(d) of the Securities Exchange Act of 1934, without regard to the requirements set forth in Section 13(d)(1) in regard to registration), directly or indirectly, of 50% or more of the common voting stock of the company or the Bank or their respective successors other than (A) with respect to the Bank and its successors, the Company or any of its successors, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) employee or a group of persons including Employee, and (D) an underwriter or group of underwriters owning shares of common voting stock in connection with a bona fide public offering of such shares and the sale of such shares to the public;

(ii) there shall be any consolidation or merger of the Company or the Bank as a result of which the holders of 50% or more of the voting capital stock (if any) of the surviving corporation immediately after the transaction were not holders of voting capital stock of the Company or the Bank, as the case may be, immediately prior to the transaction;

(iii) there occurs the sale or transfer of all or substantially all of the assets of the Company or the Bank or the liquidation or dissolution of the Company or the Bank; or

(iv) individuals who constitute the Board as of the effective date of this Agreement (the “Incumbent Board”), cease for any reason (including but not limited to a change mandated by any statute or regulation) to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Board shall be a member of the Incumbent Board; except that any individual elected to the Board whose initial election occurs as a result of any actual or threatened election contest that is or would be subject to the provisions of rule 14a-11 under the Securities Exchange Act of 1934, shall not be deemed to be a member of the Incumbent Board.

8. Confidential Information. Employee acknowledges that during, and as a result of, Employee’s employment with the Company and the Bank, Employee will acquire, be exposed to and have access to, material, data and information of the Company and its affiliates and/or its customers or clients that is confidential or proprietary.

(a) Use and Maintenance of Confidential Information. At all time, both during and after the period of employment hereunder, Employee shall keep and retain in confidence and shall not disclose, except as required in the course of Employee’s employment with the Company and the Bank, to any person or entity, or use for his own purposes, any of this proprietary or confidential information. For purposes of this Section 8, such information shall include, but shall not be limited to: (i) the Company’s or Bank’s standard operating procedures, processes, know-how and technical and product information, any of which is of value to the Company or the Bank and not generally known by the Company’s or Bank’s competitors or the public; (ii) all confidential information obtained by the Company or the Bank from third parties and customers concerning the business of the Company, including any customer lists or data; and (iii) confidential business information of the Company or its affiliates, including marketing and business plans, strategies, projections, business opportunities, client lists, customer list, confidential information by customers or clients, sales and cost information and financial results and performance. Employee acknowledges that the obligations pertaining to the confidentiality and non-disclosure of information shall remain in effect indefinitely, or until the Company has released any such information into the public domain, in which case Employee’s obligation hereunder shall cease with respect only to such information so released.

(b) Return of information. The Employee acknowledges that all information, the disclosure of which is prohibited by Section 8(a) above, is of a confidential and proprietary character and of great value to the Company and shall remain the exclusive property of the Company. Upon the termination of employment with the Company, the Employee agrees to immediately deliver to the Company all records, calculations, memoranda, papers, data, lists, and documents of any description which refer to or relate in any way to such information and to return to the Company any of its equipment and property which may then be in the Employee’s possession or under his control.

(c) No Removal of Information. Except as necessary to perform his job, under no circumstances shall the Employee remove from the Company’s or Bank’s office any of the Company’s books, records, documents, blueprints, customer lists, any other stored information whether stored as paper, electronically or otherwise, or any copies thereof, without the written permission of the Company; nor shall the Employee make any copies of such books, records, documents, blueprints, customer lists, or other stored information for use outside of the Company’s offices except as specifically authorized by the Company or as necessary to perform his job.

9. Noncompetition.

(a) Noncompetition. Employee shall not take any of the following actions during the applicable Noncompetition Period (as defined below).

(i) Become employed by (as an officer, director, employee, consultant or otherwise), involved or engaged in, or otherwise commercially interested in or affiliated with (other than as a less than 5% equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) any person or entity that competes with the Company or an affiliate thereof (each, a “Company Affiliate”) in the business of providing traditional banking services. Further, Employee shall not without the written permission of the Company become employed by (as an officer, director, employee, consultant or otherwise), involved or engaged in, or otherwise commercially interested in or affiliated with (other than as a less than 5% equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) any person or entity that competes with the Company or an affiliate thereof (each, a “Company Affiliate”) with respect to any of the other services provided by the Company and its affiliates during the Term, but such permission by the Company shall not be unreasonably denied.

(ii) Solicit or attempt to solicit, for competitive purposes, the business of any of the clients or customers of any Company Affiliate, or otherwise induce such customers or clients or prospective customers or clients to reduce, terminate, restrict or alter their business relationship with any Company Affiliate in any fashion; or

(iii) Induce or attempt to induce any employee of any Company Affiliate to leave the Company for the purpose of engaging in a business operation that is competitive with the Company.

(b) Noncompetition Period. For the purpose of Section 9 of this Section, “Noncompetition Period” shall mean the period of employment hereunder and the period commencing on the date of termination of employment and ending 12 months thereafter. If employee is found to have violated the covenants contained herein during the Noncompetition Period such Noncompetition Period shall be extended for a period equal to the amount of time the Employee is found to have been in non-compliance.

(c) Geographic Scope. The restrictions on competition set forth in Section shall apply to any county in the State of South Carolina or any county in any other state in which the Company or Company Affiliate is conducting business operations during the Noncompetition Period. However, the restrictions are intended to apply only with respect to personal activities of Employee within any such county and shall not be deemed to apply if Employee is employed by a corporation that has branch offices within any such county but Employee does not personally work in or have any business contacts with persons in such county.

(d) Providing Copy of Agreement. Employee shall provide a copy of this Agreement to any person or entity with whom Employee interviews during the time limitations set forth in this Section 9(a).

(e) Employee’s Representation. Employee represents that his experience and capabilities are such that the provisions of this Section 9 will not unreasonably limit him in earning a livelihood in the event that Employee’s employment with the Company terminated.

(f) Obligations Survive. Employee’s obligations under Sections 8 and 9 shall survive any termination of his employment with the Company.

10.Company’s Right to Obtain an Injunction. Employee acknowledges that the Company will have no adequate means of protecting its rights under Sections 8 and 9 other than by securing an injunction.

(a) Employee agrees that the Company is entitled to enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in any court of competent jurisdiction. Employee acknowledges that the Company’s recovery of damages will not be an adequate means to redress a breach of this Agreement. Nothing contained in this Section 10 shall prohibit the Company from obtaining any appropriate remedies in addition to injunctive relief, including recovery of damages.

(b) If a court determines that this Agreement or any covenant contained herein is unreasonable, void or unenforceable, for any reason whatsoever, then in such event the parties hereto agree that the duration, geographical or other limitation imposed herein should be such as the court determines to be fair and reasonable, it being the intent of each of the parties hereto be subject to an agreement that is necessary for the protection of the legitimate interest of the Company and it successors or assigns and that is not unduly harsh in curtaining the legitimate rights of the Employee. If the court declines to define less broad permissible restrictions, the parties agree to submit to binding arbitration the permissible scope of reasonable restrictions, pursuant to the South Carolina Uniform Arbitration Act, and agree that such arbitration result shall be incorporated into this Agreement and that this Agreement will be amended accordingly.

(c) Employee agrees that if he breaches any of the covenants set forth in this Agreement, Company shall be entitled to setoff its damages against any amount owed by Company (or successor) to Employee and to cease making payments to Company pending a resolution of the controversy. This Paragraph 10(c) shall in no way limit the Company’s right to simultaneously seek and obtain injunctive relief as set forth in Paragraph 10(a).

11.General Provisions.

(a) Entire Agreement. This Agreement contains the entire understanding between the parties hereto relating to the employment of Employee by the Company and supersedes any and all prior employment or compensation agreements between the Company and Employee.

(b) Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, his beneficiaries or legal representatives, without the Company’s prior written consent; provided, however, that nothing shall preclude (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

(c) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Employee and the Company, and their respective successors and assigns.

(d) Amendment of Agreement. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(e) Insurance. The Company, at is discretion, may apply for and procure in its own name and for its own benefit, life insurance on Employee in any amount or amounts considered advisable; and Employee shall have no right, title or interest therein. Employee shall submit to any medical or other examination and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain such insurance.

(f) Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(g) Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (with respect to the Company, to the Company’s Secretary) or when mailed, if mailed by certified mail, return receipt requested. Notices mailed shall be addressed, in the case of Employee, to his last known residential address, and in the case of the Company, to its corporate headquarters, attention of the Secretary, or to such other address as Employee or the Company may designate in writing at any time or from time to time to the other party in accordance with this Section.

(h) Waiver. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. The provisions of this Section 12(h) cannot be waived except in writing signed by both parties.

(i) Governing Law. This Agreement has been executed and delivered in the State of South Carolina, and the laws of such state shall govern its validity, interpretation, performance and enforcement.

(j) Arbitration. With the exception of enforcement of the covenants discussed in Sections 8 and 9 of this Agreement, all claims, disputes and other matters in question between the Company, or it successors, and the Employee including those arising out of, or relating to, this Agreement or the validity, interpretation, enforceability or breach thereof, which are not resolved by agreement of the parties, shall be subject to binding and mandatory arbitration pursuant to the South Carolina Uniform Arbitration Act contained in S.C. Code §§ 15-48-10 et seq., as amended from time to time.  Such arbitration shall be held in Columbia, South Carolina and shall be conducted in accordance with the rules of the American Arbitration Association, and judgment upon such award may be entered in any court having jurisdiction. The expenses of the arbitration shall be borne by the Company or its successor; however, each party shall bear his or its own costs and attorney’s fees unless a statutory cause of action provides for such an award.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SCBT FINANCIAL CORPORATION

Date approved: November 1, 2006

/s/ Robert R. Hill, Jr.
By: Robert R. Hill, Jr.
Its: CEO

EMPLOYEE

/s/ Dane Murray
Dane Murray